Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Fourth Quarter and Year-End 2013 Results

•	2013 product revenue of $39.7 million; 8% annual growth year-over-year.

•	2014 revenue guidance of $38-40 million; reflects potential negative impact to H1 sales from planned changes to distributor relationships.

•	Final INTERCEPT plasma PMA module submitted; approval decision possible as early as H2 2014.

•	Two of three platelet PMA modules submitted; approval decision possible in 2015.

CONCORD, CA, February 25, 2014 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the fourth quarter and year ended December 31, 2013.

“The coming year will be a pivotal one for Cerus, in which we anticipate a possible second-half approval decision for INTERCEPT plasma in the United States, and prepare for a possible INTERCEPT platelet approval decision in 2015,” said William “Obi” Greenman, president and chief executive officer of Cerus Corporation. “ We are also pursuing strategic changes to certain distributor relationships in order to improve future growth opportunities in several existing commerical markets. As a result of these strategic changes, we are providing 2014 revenue guidance of $38-40 million, reflecting our expectation for a temporary negative sales impact during the first half of 2014.”

Revenue

Product revenue for the fourth quarter of 2013 was $9.2 million, a 12% decrease from the fourth quarter of 2012. The decrease in product revenue was driven by sales declines for both disposable kits and illuminators in several key distributor markets.

Product revenue for the year ended December 31, 2013 was $39.7 million and represented an 8% increase over product revenue recognized during the year ended December 31, 2012. The year-over-year increase in product revenue was driven primarily by growth in demand for INTERCEPT disposable kits, notably plasma kits, as certain existing platelet customers began purchasing plasma kits during 2013.

The Company did not recognize any government grant revenue during 2013, as government grants in support of the Company’s red blood cell system had been fully utilized by January 2012. Government grant revenue for the year ended December 31, 2012 was $0.1 million.

Gross Margins

Gross margins on product sales for the fourth quarter of 2013 were 47%, compared to 51% for the fourth quarter of 2012. Gross margins on product sales for the year ended December 31, 2013 were 43%, compared to 44% for same period in 2012. As of January 2014, we are operating under an amendment to our existing agreement with Fresenius-Kabi, the manufacturer of our disposable kits, which is expected to provide more stability in our cost of goods sold going forward, compared with the quarterly volatility we previously experienced. In addition, under the new terms, we expect a more efficient supply chain as Fresenius-Kabi will be sourcing and purchasing work-in-process for certain components from us.

Operating Expenses

Total operating expenses for the fourth quarter of 2013 were $12.1 million, compared to $9.0 million for the fourth quarter of 2012. Total operating expenses for the year ended December 31, 2013 were $45.4 million, compared to $33.5 million for the year ended December 31, 2012. The increase in operating expenses for both the fourth quarter and year ended December 31, 2013 was related to increased costs incurred in connection with development efforts in support of the PMA submissions for both our platelet and plasma programs, increased selling, general and administrative expenses in anticipation of a potential United States launch and increased clinical costs for our ongoing red blood cell clinical efforts, both in Europe and the United States. We expect operating expenses will increase during 2014 as we decide to bring on additional resources with evolving insight into the United States approval process and possible subsequent commercial launch for our platelet and plasma products, and as we make decisions around the speed of enrollment for our European red blood cell clinical trials and the license-enabling manufacturing development work needed to obtain CE mark for our red blood cell product candidate.

Operating and Net Loss

Operating losses during the fourth quarter of 2013 were $7.8 million, compared to $3.6 million for the fourth quarter of 2012. Operating losses during the year ended December 31, 2013 were $28.3 million, compared to $17.3 million for the year ended December 31, 2012.

Net loss for the fourth quarter of 2013 was $5.9 million, or $0.10 per diluted share, compared to a net loss of $1.7 million, or $0.07 per diluted share, for the fourth quarter of 2012. Net loss for the year ended December 31, 2013 was $43.3 million, or $0.64 per share, compared to a net loss of $15.9 million, or $0.33 per diluted share, for the year ended December 31, 2012. Net losses were impacted by the mark-to-market adjustments of Cerus’ outstanding warrants to fair value, which resulted in non-cash gains of $1.7 million during the fourth quarter of 2013 compared to $2.0 million during the comparable prior year period, and non-cash losses of $15.1 million during the year ended December 31, 2013 compared to non-cash gains of $2.1 million for the comparable period in 2012.

Cash and Investments

At December 31, 2013, the Company had cash, cash equivalents and short-term investments of $57.7 million compared to $26.7 million at December 31, 2012. Throughout 2013, the Company raised capital using a combination of equity offerings and its revolving credit facility to support the ongoing European business and to strengthen its balance sheet in support of the U.S. PMA process for its platelet and plasma products.

Other Recent Highlights

•	North America sales team leadership hired in Q4 2013.

•	INTERCEPT plasma and platelet applications expected to be filed with Health Canada in H1 2014.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 29781713. The replay will be available approximately three hours after the call through March 10, 2014.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2014 revenues and future growth opportunities, the anticipated impact resulting from strategic changes to Cerus’ distributor relationships, including the negative sales impact and the length thereof, the potential approval of the modular PMA by the FDA for the INTERCEPT Blood System for plasma and the timing thereof, the potential approval of the modular PMA by the FDA for the INTERCEPT Blood System for platelets and the timing thereof, potential CE Mark approval for the red blood cell system, the potential launch in the United States of the INTERCEPT Blood System for plasma and platelets, future operating expenses, research and development activity and expenses in support of Cerus‘ regulatory submissions, the expected financial and other benefits from Cerus’ amended agreement with its manufacturer of disposable kits, and the future development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the anticipated negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated; the uncertain and time-consuming development and regulatory process, including the risks that Cerus may be required to complete additional clinical trials in order to obtain approval of its modular PMA submissions, that Cerus may otherwise encounter unanticipated difficulties complying with the prescribed submission timing or other modular PMA requirements related to the INTERCEPT Blood System for plasma or for platelets or that Cerus‘ PMA submissions might not be approved by the FDA in a timely manner or at all; adverse market and economic conditions; adverse fluctuations in foreign exchange rates; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain; intellectual property protection; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 1, 2013. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Product Related:
Product revenue	$9,232	$10,528	$39,657	$36,695
Cost of product revenue	4,939	5,117	22,602	20,616

Gross profit on product revenue	4,293	5,411	17,055	16,079

Government grant and cooperative agreements revenue	—	—	—	91

Operating expenses:
Research and development	4,618	2,164	15,187	7,603
Selling, general and administrative	7,430	6,794	29,965	25,665
Amortization of intangible assets	51	51	202	202

Total operating expenses	12,099	9,009	45,354	33,470

Loss from operations	(7,806)	(3,598)	(28,299)	(17,300)
Non-operating income (expense), net	1,999	1,993	(14,820)	1,625

Loss from operations before income taxes	(5,807)	(1,605)	(43,119)	(15,675)
Provision for income taxes	53	111	218	242

Net loss	$(5,860)	$(1,716)	$(43,337)	$(15,917)

Net loss per common share:
Basic	$(0.08)	$(0.03)	$(0.64)	$(0.29)
Diluted	$(0.10)	$(0.07)	$(0.64)	$(0.33)

Weighted average common shares outstanding used for computing net loss per common share:
Basic	70,882	55,663	67,569	54,515
Diluted	73,887	55,912	67,569	55,061

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
Cash, cash equivalents, and short-term investments	$57,676	$26,696
Accounts receivable, net	6,125	4,444
Inventories	13,063	10,180
Prepaid expenses and other current assets	1,290	2,676
Property and equipment, net	2,189	1,698
Goodwill and intangible assets, net	2,660	2,862
Other assets	378	363

Total assets	$83,381	$48,919

Accounts payable and accrued liabilities	$15,487	$14,805
Deferred revenue	181	77
Debt - current	3,366	4,828
Warrant liability	20,390	5,903
Debt - non-current	—	2,896
Other non-current liabilities	1,162	1,303

Total liabilities	40,586	29,812
Stockholders’ equity	42,795	19,107

Total liabilities and stockholders’ equity	$83,381	$48,919